Exhibit 99.1

601 Poydras Street Suite 2400 New Orleans, Louisiana 70130 (504) 587-7374 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-587-7374
Superior Energy Services, Inc. Announces Resignation of
Richard A. Pattarozzi from Board of Directors
New Orleans, La., October 9, 2008 — Superior Energy Services, Inc. (NYSE: SPN) announced today that Richard A. Pattarozzi has resigned as a member of its Board of Directors for personal reasons. Mr. Pattarozzi became a member of Superior’s Board of Directors in June 2002, and served on the audit, compensation and reserves committees of the Board prior to his resignation.
“Superior owes Rich a huge debt of gratitude for his numerous contributions to our Company during a period of tremendous growth. I am personally disappointed to lose a director and colleague of Rich’s intelligence and commitment,” Superior’s Chairman and Chief Executive Officer Terence E. Hall said. “We want to thank Rich for his exemplary service during the past six years to Superior and the clarity, strength and insight he has given to the board and our management team. He chaired our compensation committee, and has been a respected member of our audit and reserves committees. Rich was the driving force behind creating our current performance based executive compensation program that has further aligned shareholder and management interests. Rich’s involvement has made Superior a significantly stronger and better company today.”
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.